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                        COMMONWEALTH GROUP HOLDINGS, LLC


                                                                   Exhibit 10.18

                                                                   March 5, 2003

Phillip S. Dingle
Chairman & Chief Executive Officer
PlanVista Corporation
4010 Boy Scout Boulevard
Tampa, FL  33607

Dear Phil:

     The purpose of this letter is to confirm the engagement of Commonwealth Group Holdings, LLC ("Commonwealth") by PlanVista Corporation (the "Company") to act as the Company's non-exclusive financial advisor to provide financial advisory services and other investment banking services to the Company as set forth below.

     Section 1. Services. During the term of this Agreement, Commonwealth shall provide the Company with the services described below and such other regular and customary financial consulting advice as is reasonably requested by the Company, provided that Commonwealth shall not be required to undertake duties not reasonably within the scope of this Agreement. It is understood and acknowledged by the parties that the value of Commonwealth's services is not readily quantifiable, and that although Commonwealth shall be obligated to render such services contemplated by this Agreement upon the reasonable request of the Company, in good faith, Commonwealth shall not be obligated to spend any specific amount of time in so doing. Commonwealth will perform the following financial advisory and investment banking services:

     (a) Commonwealth will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, prospects, and capitalization of the Company, it being understood that Commonwealth shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by the Company, without independent investigation; and

     (b) Commonwealth will generally advise the Company on its existing capital structure and assist the Company in restructuring certain of its existing capital structure including, without limitation, the HealthPlan Holdings make-whole provisions, and the Centra convertible subordinated debt; and

     (c) Commonwealth will generally advise the Company on its existing long and short term debt and certain of its other liabilities and assist the Company in restructuring such debt (collectively with the activiti es referred to in (b) above, hereinafter referred to as the "Restructuring Activities"). The foregoing notwithstanding, Restructuring Activities shall not include the restructuring of any debts or equity held by Commonwealth or any affiliate of Commonwealth. As used in this Agreement, the term affiliate shall have the meaning ascribed thereto under Rule 13d of the Securities Exchange Commission; and

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     (d)  Commonwealth will introduce the Company to investment banks or other sources of capital in order to assist the Company in raising between $20 million and $50 million of new senior debt and/or other debt or equity financing (the "Financing Activities"); and

     (e) Commonwealth will seek to introduce the Company to new potential business partners and customers as well as generally advise the Company on its business development efforts; and

     (f) Commonwealth will devote at least one of its senior managers to assist the Company's management in evaluating all aspects of the Company's business; and

     (g) Commonwealth will render such other financial advisory and investment banking services as may from time to time be agreed upon by Commonwealth and the Company.

In connection with our activities on the Company's behalf, subject to any confidentiality obligations the Company owes to third parties, the Company will furnish us with all information (the "Information") which we may reasonably request and is reasonably acceptable to the Company and will provide us reasonable access to the Company's officers, directors, accountants and counsel. The Company represents and warrants that to the best of its knowledge the information will be true, accurate and complete and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company further represents and warrants that any projections provided to us or contained in any materials prepared by the Company will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering our services hereunder, we will be using and relying on the Information (and information available from public sources and other sources which we deem to be reliable) without independent verification thereof and without independent appraisal of any of the Company's assets. We do not assume responsibility for the accuracy or the completeness of the Information or any other information regarding the Company. Unless it obtains the prior written consent of the Company, Commonwealth shall not disclose to any person any non-public information provided by the Company to Commonwealth. Commonwealth's engagement is non-exclusive and nothing contained herein shall in any way be deemed to prohibit or restrict the ability of the Company to retain and pay other investment bankers including but not limited to retaining them to do any of the services which Commonwealth has been retained to do. Commonwealth shall not be entitled to a fee on any matter which is negotiated, introduced or initiated by such other investment bankers.

     Section 2. Fees. The Company shall pay to Commonwealth for its services hereunder the following fees:

     (a) On account of the ongoing nature of Commonwealth's services hereunder including, without limitation, assisting and advising management and the Board of Directors on all financial and general business matters and other general management services, a monthly cash fee equal to $15,000 per month for a period of 24 months thereafter (unless terminated in writing by the Company after 12 months upon 60 days prior written notice); and

     (b) On account of the assistance provided by Commonwealth in effectuating the restructuring of the Company's balance sheet, upon the completion of the Restructuring Activities, a fee equal to 3% as follows:

          a. A cash fee equal to 3% of the face value of any debt owned by persons other than Commonwealth and its affiliates which is repaid in cash plus 3% of the liquidation

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               value of any equity owned by persons other than Commonwealth and its affiliates which is redeemed in cash; plus

          b. Equity equal to 3% of any equity issued in connection with any conversion or exchange of any outstanding debt or equity of the Company owned by persons other than Commonwealth and its affiliates. To the extent that, under covenants, agreements or law applicable at the time such fee is to be paid, the Company is prohibited from making such payment to Commonwealth in equity, such payment shall be made to Commonwealth in cash. In the event that cash is to be paid to Commonwealth pursuant to this Section 2 (b)b, the value of any publicly traded equity issued in connection with any conversion or exchange of debt or equity shall be the average closing sales price of such issued equity over the 20 trading days immediately prior to closing of such conversion or exchange.

     Section 3. Additional Services. In addition to the above:

     (a) If Commonwealth participates as an underwriter, placement agent or finder, in the sale or distribution of securities by the Company to the public or in a private transaction (an "Offering"), Commonwealth shall receive, as compensation for services rendered, such fees as shall be negotiated between the Company and Commonwealth at such time. In the event Commonwealth originates a senior secured asset based lending facility or other similar bank financing for the Company, the Company shall pay to Commonwealth a cash fee equal to 2% of the maximum amount of such facility or loan. To the extent that any fee payable under Section 2(b)a is as a direct result of any financing pursuant to this
Section 3(a), then the Company shall not owe any fee under this section for the portion of such financing used to effectuate the Restructuring.

     (b) If, during the term of this Agreement, the Company completes any M&A Transaction (as defined below), or if during the 12 month period following the term of this Agreement the Company completes an M&A Transaction with any party who was either identified by Commonwealth during the term of this Agreement or who held any discussions or negotiations with the Company after having been introduced to the Company by Commonwealth during the term of this Agreement relating to an M&A Transaction, then the Company shall pay to Commonwealth a cash fee equal to 1.5% of the Total Consideration (as defined below) paid in such transaction. For purposes hereof, an M&A Transaction shall include (i) the sale of all or a substantial part of the Company to another corporation or other business entity, whether such transaction is in the form of a merger, sale of assets or equity securities, or joint venture or other similar business combination, or (ii) the acquisition of all or a substantial part of another corporation or other business entity, whether such transaction is in the form of a merger, purchase of assets or equity securities, or joint venture or other similar business combination. In the event that Commonwealth or the Company (acting with the written consent of Commonwealth, which shall not be withheld unreasonably) engages any other advisor, finder or investment bank to assist it in any such M&A Transaction, any fee payable to such person or entity shall be payable from the 1.5% fee payable to Commonwealth pursuant to this section. In the event that Commonwealth or its affiliates makes a proposal to engage in an M&A Transaction with the Company, Commonwealth shall not serve as advisor to the Company with respect to such proposed M&A Transaction.

          For purposes of this Agreement, "Total Consideration" shall mean the total value of all cash, securities, or other property either paid at the closing of an M&A Transaction, or paid in the future if such M&A Transaction is consummated in one or more steps, to or by the Company or its shareholders or to be paid in the future to or by them with respect to such M&A Transaction (other than payments of interest or dividends) in respect of (i) the assets of the company being acquired or sold, (ii) the capital stock of the company being acquired or sold (and any securities convertible into options, warrants or

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     other rights to acquire such capital stock) and (iii) the assumption, directly or indirectly (by operation of law or otherwise), of any long-term liabilities of the Company or repayment of indebtedness, including without limitation, indebtedness secured by the assets of the company being acquired or sold.

          All fees to be paid pursuant to this Section 3, except as otherwise agreed in writing, are due and payable to Commonwealth in cash at the closing or closings of any transaction provided that any fees which are payable on future payments shall not be due until such future payments are made. In the event that this Agreement shall not be renewed, or if this Agreement is terminated for any reason, then notwithstanding any such non-renewal or termination, Commonwealth shall be entitled to receive the full fee provided for hereunder for any transaction for which the discussions or introductions were initiated during the term of this Agreement and for which Commonwealth would otherwise be entitled to a fee hereunder. If the Company pays a fee to Commonwealth under Section 2, it shall not be required to pay another fee under Section 3 on the same or related transaction. In addition, any fees paid by the Company to Commonwealth pursuant to Section 2(a) prior to any transaction that results in a fee being owed to Commonwealth pursuant to Section 2(b) or Section 3 shall be offset against any amount owed by the Company to Commonwealth pursuant to Section 2(b) or Section 3.

     Section 4. Expenses. In addition to the compensation described in Section 2 and 3 above, the Company agrees to promptly reimburse us, upon request from time to time, not more than monthly, for all out-of-pocket expenses incurred (including, without limitation, all travel and lodging expenses, and reasonable fees and disbursements of any counsel, consultants and advisors retained by us with the Company's consent) in connection with our services pursuant to this Agreement; provided, however, that (i) unless otherwise consented to in writing by the Company in advance such expenses with respect to such services (other than those related to the Financing Activities and the Restructuring Activities) shall not exceed $20,000 in the aggregate, and shall not exceed $100,000 in the aggregate with respect to the Restructuring and Financing Activities and (ii) the Company need only reimburse expenses that are appropriately documented, in conformity with Company travel policies and in compliance with applicable Internal Revenue Service regulations

     Section 5. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, that the rights and obligations of either party under this agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void.

     Section 6. Indemnification. The Company agrees to indemnify and hold harmless Commonwealth, its employees, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, "Damages"), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of the rendering by Commonwealth of services pursuant to this Agreement, so long as Commonwealth shall not have engaged in intentional or willful misconduct or gross negligence in connection with the services provided which form the basis of the claim for indemnification. This paragraph shall survive the termination of this Agreement.

     Section 7. Miscellaneous.

     (a) The validity and interpretation of this Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be fully performed therein. Commonwealth and the Company will attempt to settle any claim or controversy arising out of this Agreement through

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consultation and negotiation in good faith and a spirit of mutual cooperation.
If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by Commonwealth and the Company within 15 days after written notice from either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of the mediation equally. Any dispute which the parties cannot resolve through negotiation or mediation within six months of the date of the initial demand for it by one of the parties may then be submitted to binding arbitration under the rules of the American Arbitration Association for resolution. The use of mediation will not be construed under the doctrine of latches, waiver or estoppel to affect adversely the rights of either party. Nothing in this paragraph will prevent either party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

     (b) The Company expressly acknowledges that all opinions and advice (written or oral) given by Commonwealth to the Company in connection with Commonwealth's engagement are intended solely for the sole benefit and use of the Company's board of directors and executive officers, and may not be used for any other purpose or quoted or cited in any documents or public filings without the express written consent of Commonwealth, which may be withheld for any reason. The foregoing notwithstanding, the Company shall be entitled to disclose the existence and terms of this relationship and this Agreement and Commonwealth's actions in connection therewith as required by law or by applicable regulations of the Securities and Exchange Commission.

     (c) The Company is a sophisticated business enterprise that has retained Commonwealth for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement.

     (d) The Company represents and warrants to Commonwealth that Commonwealth's engagement hereunder has been duly authorized and approved by the Board of Directors of the Company and this letter agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

     (e) Commonwealth represents and warrants to the Company that Commonwealth's engagement hereunder has been duly authorized and approved by the Board of Directors of Commonwealth and this letter agreement has been duly executed and delivered by Commonwealth and constitutes a legal, valid and binding obligation of Commonwealth.

     Section 8. Termination. The Agreement shall remain in effect until terminated by either party. Either party may terminate this agreement at any time after 12 months after execution of the Agreement, upon 60 days prior written notice.

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     Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

                                            Very truly yours,

                                            COMMONWEALTH GROUP HOLDINGS, LLC

                                            By: /s/ Carl Kleidman
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                                                Name:  Carl Kleidman
                                                Title: Managing Director

Agreed to and accepted:

PLANVISTA CORPORATION



By: /s/ Phillip S. Dingle
    -------------------------
    Name:  Phillip S. Dingle
    Title: Chairman and CEO

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